FOR RELEASE
July 18, 2013

Contacts: Rob Stewart                            Media Contact: Adam Handelsman
Investor Relations                            President & Founder
Tel (949) 480-8300                            SpecOps Communications
Fax (949) 480-8301                            (212) 518-7721
adam@specopscomm.com

ACACIA RESEARCH REPORTS
SECOND QUARTER FINANCIAL RESULTS
AND ANNOUNCES PAYMENT OF QUARTERLY DIVIDEND

Newport Beach, Calif. - (BUSINESS WIRE) - July 18, 2013 - Acacia Research Corporation(1) (Nasdaq: ACTG) today reported results for the three months ended June 30, 2013.

•	Revenues in the second quarter of 2013 were $23,110,000, as compared to $50,484,000 in the comparable prior year quarter.

•	Revenues for the six months ended June 30, 2013 were $99,971,000, as compared to $149,524,000 in the comparable prior year period.

•	GAAP net loss in the second quarter of 2013 was $12,503,000, or $0.26 per diluted share, as compared to GAAP net income of $6,321,000, or $0.13 per diluted share for the comparable prior year quarter.

•
Non-GAAP net income in the second quarter of 2013 was $6,481,000, or $0.13 per diluted share, as compared to Non-GAAP net income of $20,953,000, or $0.43 per diluted share for the comparable prior year quarter. See below for information regarding non-GAAP measures.

•	Trailing twelve-month revenues as of the end of the second quarter of 2013 were $201,174,000, as compared to $233,355,000 as of the end of the prior year quarter.

Approval of Quarterly Dividend. In addition, pursuant to the quarterly cash dividend policy announced on April 23, 2013, Acacia Research Corporation announced today that its Board of Directors has approved a second quarterly cash dividend, payable in the amount of $0.125 per share, which will be paid on August 30, 2013, to shareholders of record at the close of business on August 1, 2013. Future cash dividends are expected to be paid on a quarterly basis and will be at the discretion of the Board of Directors.

Acacia Research Corporation President, Matt Vella commented, "We invite shareholders and analysts to attend our previously announced 2013 Analyst & Investor Day at the New York Palace Hotel from 8:00AM until 1:30 PM on Wednesday, July 24th."

Consolidated Financial Results - Overview
Financial highlights and operating activities during the periods presented included the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues (in thousands)	$23,110	$50,484	$99,971	$149,524
Net income (loss) (in thousands)	$(12,503)	$6,321	$(7,390)	$56,249
Non-GAAP net income (in thousands)	$6,481	$20,953	$29,191	$88,708
Diluted earnings (loss) per share	$(0.26)	$0.13	$(0.15)	$1.19
Pro forma non-GAAP net earnings per common share - diluted	$0.13	$0.43	$0.60	$1.88
New agreements executed	43	38	72	78
Licensing and enforcement programs generating revenues	28	27	40	45
Licensing and enforcement programs with initial revenues	3	7	14	13
New patent portfolios	7	27	16	32

As of June 30, 2013, trailing twelve-month revenues were as follows (in thousands):

As of Date:	Trailing Twelve -Month Revenues(*)	% Change

June 30, 2013	$201,174	(12)%
March 31, 2013	$228,548	(9)%
December 31, 2012	$250,727	22%
September 30, 2012	$205,258	(12)%
June 30, 2012	$233,355	—%
______________________________
* Includes “other operating income.”
As of June 30, 2013, on a consolidated basis, we have generated revenues from 157 technology licensing and enforcement programs, as compared to 125 programs as of the end of the prior year quarter.

Summary Financial Results
For the Three Months Ended June 30, 2013 and 2012

Revenues (in thousands):

	Three Months Ended June 30,		Change
	2013	2012	$	%

Revenues	$23,110	$50,484	$(27,374)	(54)%

New revenue agreements	43	38	—	—
Licensing programs generating revenues	28	27	—	—
Licensing programs with initial revenues	3	7	—	—

In the second quarter of 2013, three licensees individually accounted for 41%, 20% and 12% of revenues recognized, as compared to one licensee individually accounting for 72% of revenues recognized during the second quarter of 2012.

Cost of Revenues (in thousands):

	Three Months Ended June 30,		Change
	2013	2012	$	%

Inventor royalties	$5,610	$9,573	$(3,963)	(41)%
Contingent legal fees	4,024	6,607	(2,583)	(39)%

Second quarter 2013 total revenues, less inventor royalties expense and contingent legal fees expense was $13,476,000, or 58% of second quarter 2013 revenues, as compared to $34,304,000, or 68% of revenues in the comparable prior year quarter. The decrease in total revenues, less inventor royalties expense and contingent legal fees expense as a percentage of total revenues was primarily due to a significantly higher percentage of revenues recognized during the three months ended June 30, 2012 having lower or no corresponding contingent legal fee obligations, as compared to the revenues recognized during the three months ended June 30, 2013.

The economic terms of the patent portfolio acquisition agreements and contingent legal fee arrangements, if any, including royalty rates, if any, contingent fee rates, if any, and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries. These expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and characteristics generating revenues each period.

	Three Months Ended June 30,		Change
	2013	2012	$	%

Litigation and licensing expenses - patents	$9,918	$5,268	$4,650	88%

Litigation and licensing expenses-patents in the second quarter 2013 increased due primarily to an increase in strategic patent portfolio prosecution costs, an increase in international enforcement costs, and higher net levels of litigation support and third-party technical consulting expenses associated with our continued investment in ongoing and new licensing and enforcement programs commenced since the end of the comparable prior year quarter. We expect patent-related legal expenses to continue to fluctuate period to period in connection with our current and future patent acquisition, development, licensing and enforcement activities.

	Three Months Ended June 30,		Change
	2013	2012	$	%

Amortization of patents	$12,578	$5,393	$7,185	133%

Second quarter 2013 non-cash patent amortization charges increased due primarily to an increase in amortization expense related to new patent portfolios acquired since the end of the prior year period totaling $3,990,000 and an increase in scheduled patent amortization related to patent portfolios acquired in the latter portion of the prior year quarter totaling $2,097,000.

Other Operating Expenses (in thousands):

	Three Months Ended June 30,		Change
	2013	2012	$	%

Marketing, general and administrative expenses	$6,916	$5,903	$1,013	17%
Non-cash stock compensation expense - MG&A	6,268	6,000	268	4%
Total marketing, general and administrative expenses	$13,184	$11,903	$1,281	11%

Second quarter 2013 marketing, general and administrative expenses increased due primarily to a net increase in licensing, business development, and engineering personnel since the end of the prior year quarter and a net increase in corporate facilities and general and administrative costs.

Income Taxes:

	Three Months Ended June 30,		Change
	2013	2012	$	%

Benefit from (provision for) income taxes (in thousands)	$9,050	$(3,494)	$12,544	(359)%
Effective tax rate	40%	35%

The tax benefit (provision) for the second quarter of 2013, as compared to the prior year quarter, included the impact of the following:

•
A tax benefit for the second quarter of 2013 which reflects the application of an estimated annual effective tax rate of approximately 40% to the GAAP pre-tax net loss reported for the second quarter of 2013.

•
$1.5 million of foreign withholding taxes withheld by the applicable foreign tax authority on revenue agreements executed with third party licensees domiciled in certain foreign jurisdictions. The 2013 tax provision contemplates utilization of the foreign taxes withheld in 2013 as a credit against income tax expense calculated for financial statement purposes.

•
Noncash tax expense calculated without the excess benefit related to the exercise and vesting of equity-based incentive awards, which was credited to additional paid-in capital, not taxes payable, totaling $138,000 and $3.2 million for the second quarter of 2013 and 2012, respectively.

Financial Condition (in thousands)
Summary Balance Sheet Information:

	June 30, 2013	December 31, 2012

Cash and cash equivalents and investments	$320,125	$311,279
Accounts receivable	16,781	9,843
Total assets	680,592	668,717
Accounts payable and accrued expenses	15,593	9,235
Royalties and contingent legal fees payable	19,986	12,508
Accrued patent acquisition costs	8,507	500
Total liabilities	61,688	50,239

Summary Cash Flow Information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net cash provided by (used in):
Operating activities	$1,279	$14,453	$18,104	$63,405
Investing activities	(39,644)	(36,227)	(87,858)	(313,113)
Financing activities	(5,887)	3,142	(3,141)	231,841

Patent Acquisition Costs. Patent related acquisition costs paid in the second quarter of 2013 totaled $2,250,000, as compared to $38,335,000 during the comparable prior year quarter. As of June 30, 2013 and June 30, 2012, accrued patent acquisition costs related to patent portfolios acquired during the second quarter of 2013 and 2012 totaled $8,507,000 and $10,200,000, respectively.

Quarterly Dividends Paid. Cash outflows from financing activities for the second quarter of 2013 included the quarterly cash dividend of $0.125 per share, paid on May 30, 2013 to shareholders of record at close of business on May 3, 2013, totaling $6,149,000.

See “Business Highlights and Recent Developments” below for a summary of patent portfolio acquisitions during the current quarter.

Refer to the section below entitled “Summary Financial Information” for additional summary consolidated balance sheet, statements of operations and cash flow information as of and for the applicable periods presented.

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES
As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes financial measures, including (1) non-GAAP net income and (2) non-GAAP Earnings Per Share (“EPS”), that are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding non-cash stock compensation charges, non-cash patent amortization charges and excess benefit related non-cash tax expense, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.
 Non-GAAP Net income and EPS. We define non-GAAP net income as net income calculated in accordance with GAAP, plus non-cash stock compensation charges, non-cash patent amortization charges and excess benefit related non-cash tax expense. Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results. Similarly, due to the variability associated with the timing and amount of patent acquisition payments and estimates inherent in the capitalization and amortization of patent acquisition costs, management believes that providing a non-GAAP financial measure that excludes non-cash patent amortization charges allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, and also provides our management with a useful tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results. Lastly, for financial reporting purposes, tax expense is required to be calculated without the excess tax benefit related to the exercise and vesting of equity-based incentive awards, however, the deduction related to the exercise and vesting of equity-based incentive awards is available to offset taxable income on our consolidated tax returns. Accordingly, the non-cash tax expense calculated without the excess benefit for financial statement purposes is credited to additional paid-in capital, not taxes payable, and does not represent a cash tax obligation. Management believes that providing a non-GAAP financial measure that excludes excess benefit related non-cash tax expense allows investors to asses our net results and the economic impact of income taxes based largely on cash tax obligations, make more meaningful comparisons between our recurring core business net results and those of other companies, and also provides our management with a useful tool for financial and operational decision making and for evaluating our own period-to-period recurring core business net results.
There are a number of limitations related to the use of non-GAAP net income and EPS versus net income and EPS calculated in accordance with GAAP. For example, non-GAAP net income excludes significant non-cash stock compensation charges, non-cash patent amortization charges and excess benefit related non-cash tax expense that are recurring, and will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation programs and non-cash patent amortization reflects the cost of certain patent portfolio acquisitions, amortized on a straight-line basis over the estimated economic useful life of the respective patent portfolio, and may reflect the acceleration of amortization related to recoupable up-front patent portfolio acquisition costs. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and EPS and evaluating non-GAAP net income and EPS in conjunction with net income and EPS calculated in accordance with GAAP.
The accompanying table provided below provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.
______________________________________________

A conference call is scheduled for today. The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 70387697 when prompted. A replay of the audio presentation will be available for 30 days at (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, both of whom will need to enter the Conference ID 70387697 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia's website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation's subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue. Acacia Research Corporation's subsidiaries control over 250 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our ability to become the licensing partner for companies, and our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the effect of the global economic downturn on technology companies, the ability to successfully develop licensing programs and attract new business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation's financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$23,110	$50,484	$99,971	$149,524
Operating costs and expenses:
Cost of revenues:
Inventor royalties	5,610	9,573	24,091	17,167
Contingent legal fees	4,024	6,607	19,056	10,355
Litigation and licensing expenses - patents	9,918	5,268	19,566	8,649
Amortization of patents	12,578	5,393	24,308	10,519
Marketing, general and administrative expenses (including non-cash stock compensation expense of $6,268 and $11,426 for the three and six months ended June 30, 2013, respectively, and $6,000 and $11,090 for the three and six months ended June 30, 2012, respectively)	13,184	11,903	27,035	25,634
Research, consulting and other expenses - business development	726	1,967	1,750	3,083
Total operating costs and expenses	46,040	40,711	115,806	75,407
Operating income (loss)	(22,930)	9,773	(15,835)	74,117

Total other income	400	102	1,690	158
Income (loss) from operations before provision for (benefit from) income taxes	(22,530)	9,875	(14,145)	74,275
Provision for (benefit from) income taxes	9,050	(3,494)	5,778	(18,241)
Net income (loss) including noncontrolling interests in operating subsidiaries	(13,480)	6,381	(8,367)	56,034
Net (income) loss attributable to noncontrolling interests in operating subsidiaries	977	(60)	977	215
Net income (loss) attributable to Acacia Research Corporation	$(12,503)	$6,321	$(7,390)	$56,249

Net income (loss) per common share attributable to Acacia Research Corporation:
Basic earnings (loss) per share	$(0.26)	$0.13	$(0.15)	$1.22
Diluted earnings (loss) per share	$(0.26)	$0.13	$(0.15)	$1.19
Weighted average number of shares outstanding, basic	48,008,998	47,944,193	47,934,810	46,155,846
Weighted average number of shares outstanding, diluted	48,008,998	48,938,766	47,934,810	47,208,105

Reconciliation of GAAP Net Income (Loss) and EPS to Non-GAAP Net Income and EPS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

GAAP net income (loss)	$(12,503)	$6,321	$(7,390)	$56,249

Non-cash stock compensation	6,268	6,000	11,426	11,090
Non-cash patent amortization	12,578	5,393	24,308	10,519
Excess benefit related non-cash tax expense	138	3,239	847	10,850

Non-GAAP net income	$6,481	$20,953	$29,191	$88,708

Pro forma non-GAAP net earnings per common share — basic	$0.13	$0.44	$0.61	$1.92
Pro forma non-GAAP net earnings per common share — diluted	$0.13	$0.43	$0.60	$1.88
GAAP weighted-average shares — basic	48,008,998	47,944,193	47,934,810	46,155,846
GAAP weighted-average shares — diluted	48,458,797	48,938,766	48,407,023	47,208,105

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$148,909	$221,804
Short-term investments	171,216	89,475
Accounts receivable	16,781	9,843
Prepaid expenses and other current assets	8,455	3,441
Total current assets	345,361	324,563

Property and equipment, net of accumulated depreciation and amortization	607	339
Patents, net of accumulated amortization	303,489	313,529
Goodwill	30,149	30,149
Other assets	986	137
	$680,592	$668,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses / costs	$22,100	$9,485
Royalties and contingent legal fees payable	19,986	12,508
Total current liabilities	42,086	21,993

Deferred income taxes	17,279	27,831
Other liabilities	2,323	415
Total liabilities	61,688	50,239
Total stockholders’ equity	618,904	618,478
	$680,592	$668,717

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss) including noncontrolling interests in operating subsidiaries	$(13,480)	$6,381	$(8,367)	$56,034
Adjustments to reconcile net income (loss) including noncontrolling interests in operating subsidiaries to net cash provided by operating activities:
Depreciation and amortization	12,631	5,427	24,405	10,585
Non-cash stock compensation	6,268	6,000	11,426	11,090
Excess tax benefits from stock-based compensation	(138)	(3,239)	(847)	(10,850)
Change in valuation allowance on deferred taxes	—	—	—	(10,237)
Other	—	49	—	49
Changes in assets and liabilities:
Accounts receivable	28,570	(9,542)	(6,938)	(7,907)
Prepaid expenses and other assets	(4,202)	648	(5,863)	(271)
Accounts payable and accrued expenses / costs	(1,068)	3,492	7,362	13,795
Royalties and contingent legal fees payable	(16,750)	5,008	7,478	(4,405)
Deferred income tax	(10,552)	229	(10,552)	5,522

Net cash provided by operating activities	1,279	14,453	18,104	63,405

Cash flows from investing activities:
Purchases of property and equipment	(124)	(164)	(365)	(188)
Purchase of available-for-sale investments	(77,817)	(95,190)	(175,042)	(239,952)
Maturities and sales of available-for-sale investments	40,547	97,462	93,809	117,462
Purchase of ADAPTIX, Inc., net of cash acquired	—	—	—	(150,000)
Patent acquisition costs paid	(2,250)	(38,335)	(6,260)	(40,435)

Net cash used in investing activities	(39,644)	(36,227)	(87,858)	(313,113)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	(6,149)	(101)	(6,149)	218,983
Contributions from noncontrolling interests in operating subsidiary	—	—	1,920	1,920
Excess tax benefits from stock-based compensation	138	3,239	847	10,850
Proceeds from exercises of stock options	124	4	241	88

Net cash provided by (used in) financing activities	(5,887)	3,142	(3,141)	231,841

Decrease in cash and cash equivalents	(44,252)	(18,632)	(72,895)	(17,867)

Cash and cash equivalents, beginning	193,161	315,498	221,804	314,733

Cash and cash equivalents, ending	$148,909	$296,866	$148,909	$296,866

Business Highlights and Recent Developments(2)

Business highlights of the second quarter of 2013 and recent developments include the following:

Revenues for the three months ended June 30, 2013 included fees from the following technology licensing and enforcement programs:

•	Broadband Communications technology*	•	Interstitial and Pop-Up Internet Advertising technology
•	Business Process Modeling technology	•	Lighting Ballast technology
•	Camera Support technology	•	Location Based Services technology
•	Catheter Ablation technology*	•	Messaging technology
•	Digital Imaging technology	•	Mobile Computer Synchronization technology
•	Digital Signal Processing Architecture technology	•	NOR Flash technology
•	DMT technology	•	Online Auction Guarantees technology
•	Domain Name Redirection technology	•	Online Gaming technology
•	Gas Modulation Control Systems technology	•	Semiconductor Packaging technology*
•	Greeting Card technology	•	Surgical Access technology
•	Improved Memory Manufacturing technology	•	Suture Anchors technology
•	Information Portal Software technology	•	Telematics technology
•	Information Storage, Searching & Retrieval technology	•	User Programmable Engine Control technology
•	Intercarrier SMS technology	•	Video Analytics for Security technology
________________________________________

*	Initial revenues recognized during the three months ended June 30, 2013.

•	A subsidiary of Acacia Research Group LLC entered into a patent rights agreement with RPX Corporation.

•
Advanced Data Access LLC, Smart Memory Solutions LLC and Smart Foundry Solutions LLC entered into a settlement agreement with Toshiba Corporation. This agreement resolved litigation that was pending in the United States District Court for the Eastern District of Texas, the United States District Court for the Northern District of California and United States District Court for the Central District of California.

•	Brandywine Communications Technologies LLC entered into license and settlement agreements with the following companies:

•	3CX, Ltd.	•	Microserv, Inc.
•	BAIS, Inc. dba Bay Area Internet Solutions	•	Mitel Network Corporation
•	Estech Systems, Inc.	•	Nextgen Internet Systems, Inc.
•	Honeycomb Internet Services, LLC dba Winternet	•	Other World Computing, Inc.
•	Interlync Internet Services, Inc.	•	Precision Communications, Inc.
•	iSelect Internet, Inc.	•	The David Aldridge Company, Inc.
•	MBO Data, LLC	•	West Coast Internet, Inc.

•
Catheter Ablation Solutions LLC entered into a settlement agreement with American Medical Systems, Inc. The agreement resolved litigation that was pending in the United States District Court for the Central District of California, Southern Division.

•
Criminal Activity Surveillance LLC entered into a license and settlement agreement with Pelco, Inc. This agreement resolved patent litigation that was pending in the United States District Court for the Eastern District of California.

•
Gametek LLC entered into a settlement agreement that resolved the litigation between Gametek LLC and Gameview Studios, LLC, that was pending in the United States District Court for the Northern District of California under terms that are confidential.

•
Unified Messaging Solutions LLC entered into a license and settlement agreement with Capital One Financial Corporation and Ing Direct. This agreement resolved patent litigation that was pending in the United States District Court for the Western District of Texas.

•
Unified Messaging Solutions LLC entered into a settlement and license agreement with Citigroup Inc. The agreement resolved litigation that was pending in the United States District Court for the Northern District of Illinois.

•
Unified Messaging Solutions LLC entered into a settlement and license agreement with VMware, Inc. The agreement resolved litigation that was pending in the United States District Court for the Eastern District of Texas and the United States District Court for the Northern District of Illinois.

•
Acacia Research Group LLC and its affiliates continued their patent and patent rights acquisition activities, acquiring a total of 7 new patent portfolios in the second quarter of 2013, including the following:

•	In April 2013, acquired over 40 issued patents relating to microprocessor and memory technology and will share licensing revenue with the patent owner.

•
In April 2013, acquired the rights to an automotive illumination patent portfolio from Rambus Inc. (Nasdaq: RMBS), the innovative technology solutions company. The portfolio relates to automotive and vehicular illumination applications including headlights, taillights, and internal and external lighting. As part of this transaction, Rambus received an initial upfront payment and is expected to receive subsequent payments.

•
In June 2013, acquired patents for high speed circuit interconnect and display control technology used in consumer electronics, PCs and mobile devices such as smartphones, tablets, and laptops from a major semiconductor technology company.

•	In June 2013, acquired patents for content security used in consumer electronics and mobile devices such as smartphones, tablets, and laptops from a major semiconductor technology company.

•	In June 2013, acquired the rights to a patent portfolio covering ink jet printer and ink jet printing technologies.

•	In June 2013, acquired the rights to a patent portfolio covering printer and printing technologies.

•
In June 2013, obtained U.S. and Canadian patents relating to energy efficiency in commercial and residential building markets. The portfolio broadly covers reflective and radiant barrier insulation technology which dramatically improves heating and cooling efficiency.

•	Charlotte Rutherford joined Acacia Research Group LLC as Senior Vice President.

Ms. Rutherford was most recently Deputy General Counsel, Intellectual Property for Schlumberger Limited, and designed/restructured and managed the global IP departments at Schlumberger, Colgate-Palmolive and Conoco over the past 12 years.

She was previously Vice President and Associate General Counsel Intellectual Property for Colgate-Palmolive Inc. and Chief Intellectual Property Counsel for Conoco Inc.

During her IP career, Ms. Rutherford has developed global IP licensing programs for several Fortune 500 companies with thousands of patents covering energy, electronics, specialty materials, NMR and sensor technologies that resulted in major revenue opportunities.

Earlier in her career, Ms. Rutherford was General Counsel of Power Management and Advanced Magnetics for Honeywell International, a partner and legal manager of the chemical and pharmaceutical intellectual property practice with Gibbons, Assistant General Counsel for the Minerals Technologies formerly a division of Pfizer, Inc. and was Senior Counsel at Amerada Hess Corporation and Shell Oil Company.

Ms. Rutherford holds a Bachelor and Master of Science in Engineering from Auburn University, an MBA from Rutgers University and a Juris Doctor from Loyola University.

•	Jaime Siegel joined Acacia Research Group LLC as Senior Vice President.

Mr. Siegel was most recently Vice President, Senior IP Counsel of Sony Corporation of America and its Representative to Taiwan.
Mr. Siegel's 15 year career at Sony included responsibilities for international IP licensing, litigation, mergers and acquisitions and strategic planning.
During his career at Sony, Mr. Siegel led teams in developing numerous offensive licensing programs around international patent portfolios. He was also responsible for the identification and negotiation of intellectual property acquisitions and partnerships and negotiated joint ventures with the purpose of licensing intellectual property.
Mr. Siegel was the chief negotiator on licensing projects in Europe, Korea, China, Taiwan and the United States including several core asset licensing programs. He also served on the Board of Directors of MPEG LA LLC, including as Chairman of the Board.
Earlier in his career, Mr. Siegel was an Associate with both Kenyon & Kenyon and Fish & Neave.
Mr. Siegel holds a B.S. Mechanical Engineering from Clarkson University and a J.D. from the Brooklyn Law School.
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(1) As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation's wholly and majority-owned operating subsidiaries.

(2) Acacia Research Group LLC, Advanced Data Access LLC, Brandywine Communications Technologies LLC, Catheter Ablation Solutions LLC, Criminal Activity Surveillance LLC, Gametek LLC and Unified Messaging Solutions LLC are wholly and majority-owned operating subsidiaries of Acacia Research Corporation.